Exhibit 99.1

Contact:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN PROVIDES UPDATE REGARDING

CLINICAL DEVELOPMENT PLANS FOR ICA-105665

FDA Approves Icagen’s Plan

RESEARCH TRIANGLE PARK, NC, April 27, 2010 – Icagen, Inc. (Nasdaq:ICGN) today provided an update on clinical development plans for ICA-105665, the Company’s novel drug candidate for the treatment of epilepsy and pain.

As previously reported, ICA-105665 demonstrated positive results in a recent Phase IIa study in patients with photosensitive epilepsy. At the top dose studied (400 mg as a single dose), two of four patients demonstrated a positive response to treatment, as specified by standard pre-defined criteria. In all studies to date, the pharmacokinetics of ICA-105665 suggest twice per day dosing without the need for titration to reach doses which can be tolerated. Based upon the efficacy demonstrated in the recent study of photosensitive epilepsy patients, coupled with a favorable clinical safety profile, consistent pharmacokinetics and the lack of a maximal tolerated dose in all clinical studies to date, the Company proposed, and the FDA approved, a study of up to two additional cohorts of photosensitive epilepsy patients at higher doses of ICA-105665. In addition, subject to review of a finalized protocol, the FDA agreed to a second study of higher doses of ICA-105665 in a multiple ascending dose trial of healthy volunteers. The objective of both of these studies is to evaluate higher doses of ICA-105665 in order to optimize dose selection for subsequent larger clinical trials.

The Company currently expects that these clinical studies at higher doses may be completed during the second half of 2010, subject to available funding. If the completion of the currently planned studies is successful, the Company plans to initiate a Phase IIb study in patients with treatment-resistant, partial-onset epilepsy. As currently planned, the Phase IIb trial is expected to be a double blind, placebo controlled study in patients who have seizures despite treatment with optimal medical therapy. The primary endpoint is expected to be a reduction in seizure frequency. The Phase IIb will be designed with input from the FDA, but will likely enroll 60 to 120 patients and be similar to other studies that have been utilized at this stage of the development of other anti-epileptics.

“We are pleased that the FDA has supported our plans to study higher doses of ICA-105665. While we are encouraged with the efficacy we have seen to date, given that ICA-105665 has been well-tolerated by both healthy volunteers and patients up to the highest dose tested without dose-limiting side effects, we believe that it is prudent to investigate higher doses. These data will provide a stronger rationale for dose selection in future trials, both for epilepsy and for other indications such as pain”, noted P. Kay Wagoner, Icagen’s President and CEO.

About Epilepsy

Epilepsy is a disorder characterized by episodic abnormal electrical activity in the brain resulting in seizures, which are characterized by involuntary changes in body movement or function, sensation, awareness, or behavior. There are many causes of epilepsy, including a history of central nervous system trauma, tumor, bleeding, certain metabolic conditions and certain genetic conditions. Approximately 2.5 million Americans are affected by epilepsy.

About ICA-105665

ICA-105665 is a selective opener of certain subtypes of KCNQ potassium channels. KCNQ channels have been validated by both genetic and physiologic evidence as playing an important role in certain conditions characterized by abnormal neuroexcitability, such as seizures, and potentially also chronic pain disorders. In preclinical testing, ICA-105665 has demonstrated a broad spectrum of activity in seizure models, including models of treatment-resistant seizures, as well as efficacy in certain models of pain. The Company recently reported positive results in a Phase IIa study in patients with photosensitive epilepsy.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 30, 2010. These risk factors include risks as to the Company’s lack of liquidity and substantial doubt about the Company’s ability to continue as a “going concern;” the Company’s ability to raise additional funding; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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